Exhibit 10.33

Frame Contract

This Frame Contract is executed by and among the parties listed below as of June 2, 2006 in Beijing (the “Frame Contract”).

Party A:	Jian Ding, a citizen of China with Chinese identification No.: 110102650505007, and address at Room 601, Building 9, Tonglinge Road, Xicheng District, Beijing, China.

Party B:	Lenovo-AsiaInfo Technologies, Inc., ( the “LAI” ) a limited liability company organized and existing under the laws of the People’s Republic of China (“China” or “PRC”) with its address at Room 301-310, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China;

Lenovo Security Technologies(Beijing), Inc. (the “LWY”), a limited liability company organized and existing under the laws of China, with its address at Room 801-810, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P. R. China;

The above two companies are collectively referred to as “Party B”, and

Party C:	Jian Qi, a citizen of China with Chinese identification No.: 10108196007011212, and address at Room 8,Building 5, Yiguang Temple Yard 2020, Haidian District, Beijing, P.R. China.

In this Contract, each of Party A, Party B and Party C shall be referred to as a “Party”, and, collectively, referred to as the “Parties”.

Whereas:

1.	Party A and Party B have respectively or jointly executed “Loan Agreement”, “Exclusive Option Agreement”, “Share Pledge Agreement”, “Power of Attorney” and “Undertaking Letter” (collectively, hereinafter the “Contract Documents”);

2.	In accordance with the terms and conditions of the Contract Documents between Party A and Party B, Party A shall transfer the 25% of the equity interest in LWY he holds (the “Equity Interest”) to LAI or the persons (legal or natural persons) designated by LAI;

3.	LAI hereby designates Party C to acquire the Equity Interest.

4.	In accordance with the terms and conditions of the Contract Documents between Party A and Party B, Party A shall repay the Loan in the Loan Agreement between LAI and Party A by paying LAI all proceeds from the transfer of the Equity Interest.

Now therefore, upon mutual discussions and negotiations, the Parties have reached the following agreements:

1.	Arrangement of Equity Transfer

1.1	Party A shall fulfill the terms and conditions of the Loan Agreement between Party A and LAI to repay the full amount of the Loan (the “Loan”, as defined in such Loan Agreement) upon execution of this Contract;

1.2	Pursuant to the Contract Documents between Party A and Party B, Party A’s method of repayment of the Loan shall take the form of transferring the Equity Interest to the person designated by Party A, i.e., Party C. Upon the execution of this Contract, Party A shall enter into an Equity Interest Transfer Agreement (“EITA”) with Party C, to which Party C shall pay the purchase price for the Equity Interest to Party A (“Purchase Price”) according, and Party A shall repay the Loan described in Section 1.1 by instructing Party C to pay the Purchase Price to LAI directly;

1.3	Upon the execution of this Contract, LAI shall enter into a new Loan Agreement with Party C (“New Loan Agreement”) to provide Party C with a loan (“New Loan”), and Party C shall use the full amount of the New Loan to pay the Purchase Price to Party A for the Equity Interest by instructing LAI to directly pay the full amount of the New Loan to a bank account designated by Party A in writing;

1.4	Each Party agree, based on the above arrangement, Party C shall provide LAI with a written receipt of the New Loan; LAI shall provide Party A with a written receipt of the repayment of the Loan; and Party A shall provide Party C with written receipt of the Purchase Price.

2.	Representations and Warranties

Each Party hereby represents and warrants to the other Parties, jointly and severally, as of the date of this Contract, that:

2.1	This Contract shall constitute such Party’s legal, valid and binding obligations upon its execution, and shall be enforceable in accordance with its terms;

2.2	Neither the execution, nor the performance of this Contract will conflict with, or result in a breach of, or constitute a default under, any law, regulation, or agreements to which such Party is subject;

2.3	There is no material adverse influencing lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, (to the best knowledge of such Party), threatened against such Party with respect to the subject matter of this Contract or would affect in any way such Party’s ability to enter into or perform this Contract;

3.	Covenants

3.1	Party A covenants to provide necessary assistance to enable Party B to dispose of all the related matters, including but not limited to, signing all relevant re-registration documents of the governmental approvals, registrations or fillings to maintain LWY’ existence and operation effectively.

3.2	To the extent necessary to transfer the Equity Interest smoothly, Party A and Party C shall execute the EITA and other necessary or appropriate documents, and take all necessary or appropriate actions to assist Party B to change the government relevant registration documents and process the relevant procedures.

3.3	Once Party C becomes the shareholder of LWY, Party C shall, upon the request of Party B, immediately execute various relevant legal documents, including but not limited to, a Share Pledge Agreement, which sets forth, among other things, the pledge to LAI (or its designee) of Party C’s whole equity interest in LWY, an Exclusive Option Agreement, which sets forth, among other things, LAI (or its designee)’s exclusive option to purchase from Party C such Party C’s whole equity interest in LWY at any time when such purchase is permissible under the laws of China, and a Power of Attorney, which sets forth, among other things, Party C’s irrevocable authorization of LAI (or its designee) to exercise all rights related to Party C’s equity interest in LWY; ensure that LWY shall be legally existing and operated.

4.	Termination of the Rights and Obligations in Contract Documents

Once this Contract and the EITA have been fulfilled completely, all of the rights and obligations of both Party A and Party B in the Contract Documents shall be terminated immediately except for those terms therein independent of the termination of the Contract Documents.

5.	Liability for Default

In the event that each Party breaches this Contract or otherwise causes the non-performance of this Contract in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that all Parties breach this Contract, each Party shall be liable for its respective breach.

6.	Notices

Unless there are written notices changing the addresses below, notices under this Contract shall be sent to the following addresses via personal delivery, facsimile or registered mail. If a notice is sent via registered mail, the date of signature for receipt on return receipt of the registered mail shall be the date of service. If a notice is sent via personal delivery or facsimile, it shall be deemed served on the date sent. If a notice is sent via facsimile, the original document shall be immediately sent to the following addresses via registered mail or personal delivery after transmission.

Party A:	Room 601, Building 9, Tonglinge Road, Xicheng District, Beijing, China
Phone: +86 13801196835
Attn: Jian Ding

Party B:	Room 301-310, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, China
Phone: +8610-82166688
Facsimile: +8610-82166655
Attn: Legal Department

Party C:	Room 8,Building 5, Yiguang Temple Yard 2020, Haidian District, Beijing, P.R. China
Phone: +86 13301339321
Attn: Jian Qi

7.	Duty to Maintain Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Contract is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, each Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Contract. This section shall survive the termination of this Contract for any reason.

8.	Governing Law and Resolution of Disputes

8.1	The execution, effectiveness, construction, performance and termination of this Contract and the resolution of disputes shall be governed by the laws of China.

8.2	In the event of any dispute with respect to the construction and performance of this Contract, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economics and Foreign Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

8.3	Upon the occurrence of any disputes arising from the construction and performance of this Contract or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Contract shall continue to exercise their respective rights under this Contract and perform their respective obligations under this Contract.

9.	Miscellaneous

9.1	This Contract shall become effective on the date thereof, and shall expire upon the date of full performance by the parties of their respective obligations under this Contract.

9.2	This Contract is in the Chinese language in five copies, with one copy for each of the Parties. The copies shall have equal legal validity. The English translation is for convenience purposes only and is not binding on the parties.

9.3	This Contract may be amended or supplemented through written agreement by and among all the parties. Such written amendment agreement and/or supplementary agreement executed by and among all the parties are an integral part of this Contract, and shall have the same legal validity as this Contract.

9.4	The invalidation of any provisions of this Contract shall not affect the legal validity of the remaining provisions of this Contract.

9.5	The attachments (if any) to this Contract shall be an integral part of this Contract and shall have the same legal validity as this Contract.

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Party A: Jian Ding

By:	/s/ Jian Ding

Party B:

Lenovo-AsiaInfo Technologies, Inc.

By:	/s/ Jian Qi
Name:	Jian Qi
Title:	Legal Representative

Lenovo Security Technologies(Beijing), Inc.

By:	/s/ Jian Qi
Name:	Jian Qi
Title:	Legal Representative

Party C: Jian Qi

By:	/s/ Jian Qi